EXHIBIT 10.14
TAX ALLOCATION AGREEMENT
     Agreement as of May 26, 2004 by and among American Entertainment Properties Corp. (“Parent”), a Delaware corporation, having offices at 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104, and American Casino & Entertainment Properties LLC, a Delaware limited liability company (“Issuer”), having offices at 2000 Las Vegas Blvd. South, Las Vegas, Nevada 89104, and Issuer Subsidiaries (as defined below).
     WHEREAS, Issuer is treated, for federal income tax purposes, as a disregarded entity, of which all items of income, deduction, gain and loss are treated as having been earned or incurred by Parent;
     WHEREAS, Issuer is the sole direct or indirect owner of certain limited liability companies which are likewise treated as disregarded entities, of which all items of income, deduction, gain and loss are treated as having been earned or incurred by Parent;
     WHEREAS, Parent is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding law (the “Code”)) which includes the Issuer Corporate Subsidiaries (as defined below):
     WHEREAS, Parent and its subsidiaries will file consolidated federal income tax returns (“Consolidated Federal Returns”) for all periods in which Parent and such subsidiaries are members of an affiliated group (as defined in the Code); and
     WHEREAS, Parent and Issuer believe it is desirable to provide for the allocation and payment of federal and state income tax liabilities and certain related matters.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:
1.	Definitions.
(i)	“Issuer Group” means Issuer together with the Issuer Subsidiaries. “Issuer Subsidiaries” means the Issuer Corporate Subsidiaries and the Issuer Disregarded Entities. “Issuer Corporate Subsidiaries” means Stratosphere Corporation, American Casino & Entertainment Properties Finance Corp. and any other direct and indirect subsidiaries of Issuer which are corporations eligible to be included in a Consolidated Return (as defined below) with Parent. “Issuer Disregarded Entities” means Charlie’s Holding LLC, Arizona Charlie’s, LLC, Fresca, LLC and any other entities which are directly or indirectly wholly-owned by Issuer and which, for federal income tax purposes, are treated as disregarded entities of which all items of income, deduction, gain and loss are treated as earned or incurred by Parent.
(ii)	“Consolidated Returns” mean all Consolidated Federal Returns and all state income or franchise tax returns filed by Parent on a consolidated or combined basis with the Issuer Group (“Consolidated State Returns”).

(iii)	“Federal Income Taxes” means any income tax imposed under the Code including, without limitation, the corporate income tax, the minimum tax imposed on corporations, and the personal holding company tax.

(iv)	“State Income Taxes” means any income or franchise tax imposed under the tax law of any state (or political subdivision thereof) including, without limitation, corporate income taxes and minimum taxes.

(v)	“Net Operating Loss” means the amount of any net operating loss as defined in the Code or under the tax law of any state.

(vi)	“Net Capital Loss” means the amount of any net capital loss as defined in the Code or under the tax law of any state.

(vii)	“Credit” means the amount of any tax credit allowed under the Code or under the tax law of any state including, without limitation, investment tax credits and foreign tax credits.

(viii)	The “Regulations” means the regulations and proposed regulations issued by the Secretary of the Treasury interpreting the Code.

(ix)	The “Consolidated Group” means the affiliated group (as defined in the Code) of which Parent (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Return.

(x)	“Tax Benefits” as to any entity (or group of entities) means the Net Operating Loss, Net Capital Loss, and Credits generated by or available to such entity (or group of entities) and any carryforwards or carrybacks thereof.

(xi)	“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(xii)	“Indenture Trustee” means Wilmington Trust Company, or any replacement or successor trustee under that certain indenture dated January 29, 2004 with respect to the Debt.

(xiii)	“Debt” means (a) 7.85% Senior Secured Notes due 2012 of the Issuer, and (b) any substantially similar notes of the Issuer issued pursuant to an exchange offer as provided for in the terms of such notes.
2.	Joinder in Consolidated Returns.
(a)	Issuer hereby agrees and consents (i) to cause each Issuer Corporate Subsidiary to join with the Consolidated Group in the filing of Consolidated Returns with respect to any fiscal year in which Parent elects to file such returns, (ii) to furnish to Parent, and cause each Issuer Subsidiary to furnish to Parent, all information relating to members of the Issuer Group as may be necessary or appropriate for the preparation of Consolidated Returns, (iii) to cause each Issuer Corporate Subsidiary to execute and deliver to Parent all consents, directors’ resolutions and other documentation which Parent may reasonably require to evidence Parent’s authority to file Consolidated Returns, and (iv) to cause each Issuer Corporate Subsidiary to maintain the same fiscal year as Parent for all periods in which Parent and Issuer are members of an affiliated group (as defined in the Code).

(b)	Parent hereby consents to join with the Consolidated Group in the filing of Consolidated Returns; provided, however, that Parent is not precluded from taking any action which would require Parent to discontinue the filing of Consolidated Returns including, without limitation, a sale or other disposition of all or a portion of its stock ownership in Issuer and/or the filing of an application with the Commissioner of Internal Revenue, or other appropriate authorities, including tax authorities of any state (or political subdivision thereof) (“Taxing Authorities”) on behalf of the

Consolidated Group, requesting permission to discontinue the filing of Consolidated Returns.

(c)	Parent shall prepare and file Consolidated Returns on behalf of the Consolidated Group and shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Returns; provided, however, that in making elections and other decisions with respect to members of the Issuer Group, Parent shall consult with the Issuer Group and in good faith consider their recommendations regarding the possibility of making such elections.
3.	Payment of Tax and Refunds.
     Subject to the provisions of this Agreement and compliance with the terms hereof, Parent shall be obligated to and shall make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of any and all members of the Consolidated Group, and shall indemnify and hold the members of the Issuer Group harmless against all such Taxes (including penalties and interest). Further, subject to the provisions of this Agreement and compliance with the terms hereof, whenever Parent elects to file state or local income or franchise tax returns on a consolidated or combined basis, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such State Income Taxes and estimated State Income Taxes (such actual and estimated State Income Taxes are referred to herein as “Consolidated State Income Taxes”) on behalf of all members of the Consolidated Group, and shall indemnify and hold the members of the Issuer Group harmless against all such Taxes (including penalties and interest). Subject to the provisions of Section 5(a) of this Agreement, (and to the extent not indemnified pursuant to the two immediately preceding sentences) for all periods on or after the date hereof, Parent shall indemnify and hold Issuer and the other members of the Issuer Group harmless against all Federal Income Taxes, Consolidated State Income Taxes, and State Income Taxes and local income taxes payable by or with respect to any member of the Consolidated Group other than the members of the Issuer Group, including any interest and penalties with respect thereto and reasonable out-of-pocket expenses (including legal and accounting expenses)

incurred by the Issuer Group in connection with an administrative or judicial proceeding initiated by a governmental authority relating to any such tax.
4.	Payments by Issuer to Parent.
(a)	Issuer shall pay to Parent, for the Consolidated Group’s 2004 taxable year and subsequent fiscal years or periods during which Issuer Corporate Subsidiaries are included in a Consolidated Return with the Consolidated Group, an amount equal to the amount of Federal Income Taxes and Consolidated State Income Taxes that the Issuer Group would have been required to pay to the Taxing Authorities, computed as though (i) the Issuer was a corporation, (ii) neither the Issuer nor any Issuer Subsidiary were part of the Consolidated Group, (iii) all items of income, deduction, gain and loss of each Issuer Disregarded Entity were treated as earned or incurred by Issuer, and (iv) Issuer and the Issuer Corporate Subsidiaries had filed Consolidated Returns for federal, state and/or local tax purposes, as the case may be, as though Issuer were the common Parent corporation (the “Issuer Group Taxes”), provided, however, that payment pursuant to this Section 4(a) shall only be required for periods in which the Issuer is treated, for federal income tax purposes, as either (a) a disregarded entity, or (b) a corporation which is part of the same affiliated group as Parent. The above calculation shall give effect to any federal, state or local Net Operating Loss, Net Capital Loss and Credit carryforwards or carrybacks which would have been available to the Issuer Group if it had never been included in a Consolidated Return with the Consolidated Group, but such calculation shall be subject to any audit adjustments and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of depreciation, amortization or other similar deductions) of the Issuer Group imposed by law.

(b)	If, for any year, the Issuer Group would, under the principles of Section 4(a), have been entitled to carry back any Net Operating Loss, Net Capital

Loss or Credit to any prior year for which the Issuer made a payment (the “Prior Payment”) under Section 4(a), then, to the extent such carryback would have resulted in a refund of federal, state or local tax had the Prior Payment been paid to one or more governmental authorities as Issuer Group Taxes, Parent shall refund the Prior Payment to Issuer. Any payment pursuant to this Section 4(b) shall be made no later than the due date (including extensions) of the Consolidated Returns for the year which gives rise to the carryback.

(c)	The amounts payable under Section 4(a) (including amounts in respect of estimated tax) shall be determined by KPMG, LLP or another nationally recognized firm of certified public accountants, which shall inform Parent and Issuer, and, unless all of the Debt is paid in full, provide a certificate to the Indenture Trustee, of such amount. Issuer shall pay to Parent any such amount that would be due on the basis of the foregoing calculations within three business days after such notification and certificate have been provided. The excess of any amounts paid to Parent, with respect to estimated tax payments under this Section 4(c) for a taxable year, over the liability of the Issuer Group to Parent under Section 4(a) for such year, shall be refunded by Parent to Issuer within three business days after Issuer notifies Parent that it has made such an excess payment.

(d)	Issuer shall indemnify and hold Parent harmless against any liability for any interest and penalties with respect thereto imposed upon Parent by reason of any false or fraudulent information supplied by any member of the Issuer Group to Parent in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.
5.	Adjustments
(a)	In the event of a Final Determination with respect to the tax liability of the Consolidated Group, appropriate adjustments (including, without limitation, adjustments to Issuer’s payment obligation under Section 4(a)

and Parent’s obligation to refund under Section 4(b)) shall, except as inconsistent with this Agreement, be made hereunder consistent with such Final Determination. Further, Issuer shall pay to Parent any interest, penalties and additions to tax imposed in connection with a Final Determination to the extent that such amounts are attributable to items of Issuer or its subsidiaries. Similarly, Parent shall pay Issuer any interest received from a governmental authority in connection with a Final Determination that there has been an overpayment, together with the amount of any refund or credit received, to the extent attributable to items of Issuer or its subsidiaries.
(b)	Payments under this Section 5 shall be made promptly after the amounts thereof are determined and, unless all of the Debt is paid in full, KPMG, LLP, or another nationally recognized firm of certified public accountants has certified such amounts to the Indenture Trustee. For purposes of this Agreement, any Net Operating Loss, Net Capital Loss, or Credit shall be carried forward or carried back to the extent permitted by law.
6.	Late Filing.
        Notwithstanding any other provisions of this agreement, Parent shall indemnify and hold harmless the Issuer against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of Issuers or any other member of the Issuer Group.
7.	State Taxes.
        Issuer and each of the Issuer Subsidiaries shall continue to prepare and file all applicable state tax returns, at their own expense, and to pay, or cause its subsidiaries to so prepare, file and pay, all amounts shown to be due thereunder unless Parent elects to have Issuer and/or members of the Issuer Group file state and/or local tax returns on a consolidated or combined basis with Parent, provided, however, that, in the case of taxing jurisdictions which treat the Issuer and the Issuer Disregarded Entities as disregarded entities, all items of income, deduction, gain or loss of the Issuer and each Issuer

Disregarded Entity shall, to the extent provided by law, be included in Parent’s tax returns regardless of whether consolidated or combined returns are filed for such jurisdictions.
8.	Accounting.
(a)	For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by Parent to Issuer and (ii) by Issuer to Parent, pursuant to the provisions thereof shall not be considered income to the recipient of the payment or an expense of the payor, but rather shall be considered the payment of a tax. Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its stock or as a contribution to its capital, as the case may be.
9.	Parties.
     Any corporation which is an Issuer Subsidiary on the date hereof or which becomes an Issuer Subsidiary at any time subsequent to such date shall automatically be subject to the terms and conditions of this Agreement. If any entity other than Parent shall become the common parent of the affiliated group of corporations for federal income tax purposes which includes members of the Issuer Group, such entity shall automatically be substituted for Parent under this Agreement.
10.	Notices.
        All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepaid and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designated by notice hereunder.
If to Parent, at:
2000 Las Vegas Blvd. South
Las Vegas, Nevada 89104
Attention: Denise Barton
If to Issuer or the Issuer Subsidiaries, at:
2000 Las Vegas Blvd. South
Las Vegas, Nevada 89104
Telephone: 702-380-7777
Fax: 702-380-4738
Attention: Denise Barton
11.	Entire Agreement.
        This agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
12.	Amendments.
        This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto and consented to by the Indenture Trustee, provided, however, that consent of the Indenture Trustee shall not be required (i) if all of the Debt has been paid in full, (ii) to amend this Agreement to cure any ambiguity, defect or inconsistency, or (iii) to amend this Agreement to make any change that would provide additional rights or benefits to the Issuer, or that does not adversely affect the legal rights of holders of the Debt.
13.	Further Assurances.
        Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.
14.	Captions.
Captions are inserted for convenience only and shall not be given any legal effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

American Entertainment Properties Corp.
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

American Casino & Entertainment Properties LLC
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

American Casino & Entertainment Properties Finance Corp.
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

Charlie’s Holding LLC
By:	American Casino & Entertainment Properties LLC

By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

Arizona Charlie’s, LLC
By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Fresca, LLC

By: Charlie’s Holding LLC, its sole member

By: American Casino & Entertainment
Properties LLC, its sole member

By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

Stratosphere Corporation
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

Stratosphere Gaming Corp.
By:	/s/ Richard P. Brown
	Name:	Richard P. Brown
	Title:	President and Chief Executive Officer

Stratosphere Advertising Agency
By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Chief Financial Officer, Secretary and Treasurer

Stratosphere Land Corporation
By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Secretary and Treasurer